Exhibit 99.4

PRESS RELEASE

Level 3 Subsidiary Launches Tender Offer

Level 3 Financing, Inc. Tenders for its

12.25% Senior Notes due 2013

BROOMFIELD, Colo., Jan. 5, 2010 — Level 3 Communications, Inc. (Nasdaq: LVLT) announced today that its subsidiary, Level 3 Financing, Inc., has commenced a tender offer to purchase for cash any and all of the $550 million in aggregate principal amount outstanding of its 12.25% Senior Notes due 2013 (the “Notes”).

In connection with the offer to purchase, Level 3 Financing is soliciting consents to certain proposed amendments to the indenture governing the Notes to eliminate substantially all of the covenants, certain repurchase rights and certain events of default and related provisions contained in the indenture.

Holders of Notes that are validly tendered prior to 5:00 p.m., New York City time on Jan. 19, 2010, unless extended or earlier terminated (the “Consent Time”), and accepted for purchase, will receive the total consideration of $1,080.00 per $1,000.00 principal amount of the Notes, which includes $1,050.00 as the tender offer consideration and $30.00 as a consent payment. The tender offer is scheduled to expire at midnight, New York City time, on February 2, 2010, unless extended or earlier terminated (the “Expiration Date”). Payment for Notes validly tendered on or prior to the Consent Time and accepted for purchase will be made promptly after the Consent Time. Holders of Notes that are validly tendered after the Consent Time and on or prior to the Expiration Date, and accepted for purchase, will receive the tender offer consideration but will not receive the consent payment. Payment for Notes validly tendered after the Consent Time and on or prior to the Expiration Date and accepted for purchase will be made promptly after the Expiration Date. Accrued interest up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted Notes.

Level 3 Financing intends to fund the purchase of the Notes tendered with net proceeds from a proposed private debt offering, and may also fund purchases pursuant to the tender offer with cash on hand. It is anticipated that any Notes that remain outstanding following the tender offer will be redeemed by the company on March 15, 2010, at a redemption price of $1,061.25, defeased or otherwise discharged.

It is a condition to the consummation of the tender offer that the holders of at least a majority of the outstanding aggregate principal amount of the Notes consent to the amendments to the indenture governing the Notes. Level 3 Financing’s obligation to purchase Notes pursuant to the tender offer is also conditioned on the issuance by

Level 3 Financing of at least $640 million aggregate principal amount of senior notes in the proposed debt offering described above. The tender offer is also subject to the satisfaction or waiver of certain other conditions as set forth in the Offer to Purchase.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the Notes. The tender offer may only be made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the tender offer are set forth in an Offer to Purchase that is being sent to holders of the Notes. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the tender offer, Global Bondholder Services Corporation, at (212) 430-3774 and (866) 389-1500 (toll-free).

BofA Merrill Lynch and Citi are the Dealer Managers for the tender offer.  Questions regarding the tender offer may be directed to BofA Merrill Lynch, Liability Management Group at (888) 292-0070 (toll-free) and (646) 855-3401 or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) and (212) 723-6106.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.Level3.com.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the current uncertainty in the global financial markets and the global economy; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing; as well as the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information
Media:	Investors:
Vince Hancock	Valerie Finberg
720-888-2146	720-888-2501